AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND BETWEEN

                            C-CUBE MICROSYSTEMS INC.

                                      AND

                                 HARMONIC INC.

                          DATED AS OF DECEMBER 9, 1999
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                               TABLE OF CONTENTS

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ARTICLE I. THE MERGER........................................................   A-1

  SECTION 1.1    The Merger..................................................   A-1
  SECTION 1.2    Effect on Common Stock......................................   A-2
  SECTION 1.3    Exchange of Certificates....................................   A-3
  SECTION 1.4    Stock Options...............................................   A-4
  SECTION 1.5    Disposition of the Semiconductor Business...................   A-5
  SECTION 1.6    Lost Certificates...........................................   A-6
  SECTION 1.7    Merger Closing..............................................   A-6
  SECTION 1.8    Possible Alternative Structure..............................   A-6

ARTICLE II. THE SURVIVING CORPORATION........................................   A-7

  SECTION 2.1    Certificate of Incorporation................................   A-7
  SECTION 2.2    By-Laws.....................................................   A-7
  SECTION 2.3    Officers and Directors......................................   A-7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   A-7

  SECTION 3.1    Corporate Existence and Power...............................   A-7
  SECTION 3.2    Corporate Authorization.....................................   A-8
  SECTION 3.3    Consents and Approvals; No Violations.......................   A-8
  SECTION 3.4    Capitalization..............................................   A-9
  SECTION 3.5    Subsidiaries................................................   A-9
  SECTION 3.6    SEC Documents...............................................   A-9
  SECTION 3.7    Financial Statements........................................  A-10
  SECTION 3.8    Absence of Undisclosed Liabilities..........................  A-10
  SECTION 3.9    Joint Proxy Statement; Form S-4.............................  A-10
  SECTION 3.10   Absence of Material Adverse Changes, Etc....................  A-11
  SECTION 3.11   Taxes.......................................................  A-11
  SECTION 3.12   Employee Benefit Plans......................................  A-12
  SECTION 3.13   Litigation; Compliance with Laws............................  A-14
  SECTION 3.14   Labor Matters...............................................  A-14
  SECTION 3.15   Certain Contracts and Arrangements..........................  A-15
  SECTION 3.16   Environmental Matters.......................................  A-15
  SECTION 3.17   Intellectual Property.......................................  A-16
  SECTION 3.18   Opinion of Financial Advisor................................  A-17
  SECTION 3.19   Board Recommendation........................................  A-17
  SECTION 3.20   Tax Treatment...............................................  A-17
  SECTION 3.21   Finders' Fees...............................................  A-17
  SECTION 3.22   Section 203 of the Delaware General Corporation Law.........  A-17

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT.........................  A-17

  SECTION 4.1    Corporate Existence and Power...............................  A-18
  SECTION 4.2    Authorization...............................................  A-18
  SECTION 4.3    Consents and Approvals; No Violations.......................  A-18
  SECTION 4.4    Capitalization..............................................  A-19
  SECTION 4.5    Subsidiaries................................................  A-19
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  SECTION 4.6    SEC Documents...............................................  A-19
  SECTION 4.7    Financial Statements........................................  A-20
  SECTION 4.8    Absence of Undisclosed Liabilities..........................  A-20
  SECTION 4.9    Proxy Statement; Form S-4...................................  A-20
  SECTION 4.10   Absence of Material Adverse Changes, Etc....................  A-20
  SECTION 4.11   Taxes.......................................................  A-21
  SECTION 4.12   Employee Benefit Plans......................................  A-21
  SECTION 4.13   Litigation; Compliance with Laws............................  A-23
  SECTION 4.14   Labor Matters...............................................  A-23
  SECTION 4.15   Certain Contracts and Arrangements..........................  A-23
  SECTION 4.16   Environmental Matters.......................................  A-24
  SECTION 4.17   Intellectual Property.......................................  A-24
  SECTION 4.18   Opinion of Financial Advisor................................  A-25
  SECTION 4.19   Board Recommendation........................................  A-25
  SECTION 4.20   Tax Treatment...............................................  A-25
  SECTION 4.21   Finders' Fees...............................................  A-25
  SECTION 4.22   Section 203 of the Delaware General Corporation Law.........  A-25

ARTICLE V. COVENANTS OF THE PARTIES..........................................  A-25

  SECTION 5.1    Conduct of the Business of the Company......................  A-25
  SECTION 5.2    Conduct of the Business of Parent...........................  A-26
  SECTION 5.3    Stockholders' Meetings; Proxy Material......................  A-26
  SECTION 5.4    Access to Information; Confidentiality Agreement............  A-27
  SECTION 5.5    No Solicitation.............................................  A-27
  SECTION 5.6    Director and Officer Liability..............................  A-28
  SECTION 5.7    Commercially Reasonable Efforts.............................  A-28
  SECTION 5.8    Certain Filings.............................................  A-28
  SECTION 5.9    Comfort Letters.............................................  A-29
  SECTION 5.10   Public Announcements........................................  A-29
  SECTION 5.11   Further Assurances..........................................  A-30
  SECTION 5.12   Employee Matters............................................  A-30
  SECTION 5.13   Tax-Free Reorganization Treatment...........................  A-30
  SECTION 5.14   Blue Sky Permits............................................  A-30
  SECTION 5.15   Listing.....................................................  A-30
  SECTION 5.16   State Takeover Laws.........................................  A-30
  SECTION 5.17   Certain Notifications.......................................  A-30
  SECTION 5.18   Affiliate Letters...........................................  A-30
  SECTION 5.19   Disposition of Semiconductor Business.......................  A-31
  SECTION 5.20   Supply, License and Development Agreement...................  A-31
  SECTION 5.21   Transitional Services Agreement.............................  A-31
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ARTICLE VI. CONDITIONS TO THE MERGER.........................................  A-31

  SECTION 6.1    Conditions to Each Party's Obligations......................  A-31
  SECTION 6.2    Conditions to the Company's Obligation to Consummate the
                 Merger......................................................  A-32
  SECTION 6.3    Conditions to Parent's Obligations to Consummate the
                 Merger......................................................  A-32

ARTICLE VII. TERMINATION.....................................................  A-33

  SECTION 7.1    Termination.................................................  A-33
  SECTION 7.2    Effect of Termination.......................................  A-34
  SECTION 7.3    Fees........................................................  A-34

ARTICLE VIII. MISCELLANEOUS..................................................  A-35

  SECTION 8.1    Notices.....................................................  A-35
  SECTION 8.2    Survival of Representations and Warranties..................  A-35
  SECTION 8.3    Interpretation..............................................  A-35
  SECTION 8.4    Amendments, Modification and Waiver.........................  A-36
  SECTION 8.5    Successors and Assigns......................................  A-36
  SECTION 8.6    Specific Performance........................................  A-36
  SECTION 8.7    Governing Law...............................................  A-36
  SECTION 8.8    Severability................................................  A-36
  SECTION 8.9    Third Party Beneficiaries...................................  A-36
  SECTION 8.10   Entire Agreement............................................  A-36
  SECTION 8.11   Counterparts; Effectiveness.................................  A-36
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EXHIBITS

A    Form of Certificate of Merger
B    Form of Affiliate Agreement
C    Form of Supply, License and Development Agreement
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                                       iii
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     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 9, 1999 (this "AGREEMENT"), by and between C-Cube Microsystems Inc., a Delaware corporation (the "COMPANY"), and Harmonic Inc., a Delaware corporation ("PARENT").

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Parent and the Company have each (i) determined that the Merger (as defined in Section 1.1(a) hereof) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding share of common stock, par value $.001 per share (the "COMMON STOCK"), of the Company (other than shares of Common Stock owned, directly or indirectly, by the Company or by Parent immediately prior to the Effective Time (as defined in Section 1.1(b) hereof) and Dissenting Shares (as defined in Section 1.2(c) hereof), will, upon the terms and subject to the conditions and limitations set forth herein, be converted into shares of Common Stock, par value $.001 per share, of Parent (the "PARENT SHARES") and, if the Semi Sale (as defined in Section 1.5(a) hereof) has been consummated, the Semi Sale Consideration (as defined in Section 1.5(b)) in accordance with the provisions of Article I of this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"); and

     WHEREAS, the parties wish to amend and restate that certain Agreement and Plan of Merger and Reorganization, dated as of October 27, 1999 by and between the Company and Parent.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall be merged (the "MERGER") with and into Parent, whereupon the separate existence of the Company shall cease, and Parent shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware and shall continue under the name "Harmonic Inc."

     (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company and Parent shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the "CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

     (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Parent.

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     SECTION 1.2  Effect on Common Stock. At the Effective Time:

     (a) Cancellation of Shares of Common Stock. Each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Parent immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate (representing prior to the Effective Time any such shares of Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the Parent Shares into which such shares of Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.3(c) hereof, (iii) any cash, without interest, to be paid in lieu of any fraction of a Parent Share in accordance with Section 1.3(d) hereof and (iv) if the Semi Sale has been consummated, the Semi Sale Consideration.

     (b) Conversion of Shares of Common Stock. Subject to Section 1.3(d) hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) that number of Parent Shares equal to .5427 (provided, however, that such number was calculated assuming that the Convertible Notes (as defined in Section 1.5(b) hereof) all are converted prior to the Effective Time), and (ii) if the Semi Sale (as defined in Section 1.5(a) below) has been consummated at or prior to the Effective Time, the Semi Sale Consideration (collectively, the "MERGER CONSIDERATION"); provided, however, in the event that clause (ii) applies, to the extent that any portion of the Semi Sale Purchase Price is not paid to the Company or any of its Subsidiaries upon the consummation of the Semi Sale, then Parent shall only be obligated to pay to the stockholders of the Company the portion of the Semi Sale Consideration attributable to such portion of the Semi Sale Purchase Price ("DEFERRED SEMI SALE PURCHASE PRICE") if, as and when paid by the purchaser of the Semi Business (the "SEMI PURCHASER") to Parent, Company or any of its Subsidiaries (less any reserves established in connection with the principles set forth in Schedule 1.5(a) hereto).

     (c) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, in the event of a Semi Sale, any shares of Company Common Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.2(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

     (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands purchase of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.2(b), without interest thereon, upon surrender of the certificate representing such shares.

     (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for purchase of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Company Common Stock under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for the purchase of Company Common Stock or offer to settle or settle any such demands.

     (d) Convertible Notes. At the Effective Time, the holders of the Convertible Notes then outstanding will become entitled thereafter to convert such Convertible Notes into the kind and amount of Merger

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Consideration which they would have been entitled to receive in the Merger had such Convertible Notes been converted into Common Stock immediately prior to the Merger. At or prior to the Effective Time, Parent and the Company shall execute any supplemental indenture required in connection with the Merger by the indenture governing the Convertible Notes.

     SECTION 1.3  Exchange of Certificates.

     (a) Prior to the mailing of the Proxy Statement (as defined in Section 5.3(c) hereof) such bank, trust company, Person or Persons as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Common Stock (the "EXCHANGE AGENT") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Common Stock which are converted into Merger Consideration pursuant to Section 1.2(b) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.3(c) hereof and (ii) make payments in lieu of fractional Parent Shares, pursuant to Section 1.3(d) hereof, being hereinafter referred to as the "EXCHANGE FUND")); provided, however, that Parent shall only be obligated to so deposit Deferred Semi Sale Purchase Price if, as and when paid by the Semi Purchaser. For purposes of this Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

     (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable pursuant to subsections (c) and (d) below upon the surrender of the Certificates.

     (c) No dividends or other distributions with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(b) hereof and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 1.3(d) hereof until such Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 1.3(d) hereof and the proportionate amount of

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dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares.

     (d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Parent Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of Parent Common Stock for the five
(5) trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System.

     (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Parent Shares, any cash without interest, to be paid, in lieu of any fractional Parent Shares and any dividends or other distributions with respect to Parent Shares to which such holders may be entitled.

     (f) None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any Parent Shares, (ii) any cash in lieu of fractional Parent Shares or (iii) any dividends or distributions with respect to Parent Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Parent Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 1.4  Stock Options.

     Each option granted to a Continuing Employee (as defined in Section 5.12(a) hereof) to acquire a share of Common Stock, which is outstanding and unvested immediately prior to the Effective Time ("OPTION"), shall become and represent an option to purchase the Merger Consideration (a "SUBSTITUTE OPTION") at an exercise price equal to the exercise price per share of Common Stock subject to the Option immediately prior to the Effective Time; provided, however, that in the case of an Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted (in lieu of providing for any payment of cash) if necessary to conform with Section 424(a) of the Code. The parties acknowledge and agree that the number of Options and the exercise price thereof will be adjusted in accordance with the terms thereof upon consummation of a Semi Spin (as defined in Section 1.5(a)) so as to preserve the option value as determined immediately prior to consummation of the Semi Spin; provided, however, that in the case of an Option that is intended to qualify as an incentive stock option under Section 422 of the Code, such adjustments shall be made in a manner so that the Option shall continue to be treated as an incentive stock option under Section 422 of the Code to the greatest extent allowed by law. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option prior to the Effective Time subject to accelerated vesting if and to the extent required by the applicable plans as of the date hereof. In the event of any adjustment to the conversion ratio or exercise price of any Option, such adjustments shall be made pursuant to the mutual agreement of Parent and Company prior to the Effective Time. Parent shall take such corporate action as may be necessary or appropriate to, at or prior to the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate

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form) with respect to the Parent Shares subject to any Substitute Options to the extent such registration is required under applicable law in order for such Parent Shares to be sold without restriction in the United States, and Parent shall maintain the effectiveness of such registration statement for so long as such Substitute Options remain outstanding. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that (i) all options to acquire shares of Common Stock that are held by Continuing Employees and that are vested and outstanding immediately prior to the Effective Time shall be, to the extent not exercised, cancelled as of the Effective Time, and (ii) all options to acquire shares of Common Stock that are held by Persons who are not Continuing Employees shall be exercised, converted into Semi (as defined in Section 1.5(a)) or Semi Purchaser (as defined in Section 1.5(a)) options or otherwise cancelled on or prior to the Effective Time.

     SECTION 1.5  Disposition of the Semiconductor Business.

     (a) It is a condition to each party's obligation to consummate the Merger that, prior to the Effective Time, the Semiconductor Business (as defined below) either be (i) transferred to the stockholders of the Company by transferring the Semiconductor Business to a newly formed affiliate of the Company ("SEMI") and distributing the ownership of Semi to the stockholders of the Company (such transfer and distribution, the "SEMI SPIN") in a transaction that is treated as immediately taxable in full to the Company for federal income tax purposes or
(ii) sold by the Company in its entirety (a "SEMI SALE" and, together with the Semi Spin, a "SEMI DISPOSITION") to a purchaser (the "SEMI PURCHASER"). The decision as to whether and under what terms to implement a Semi Spin or a Semi Sale will be the Company's; provided, however, that Parent's consent shall be required in connection with any material deviation from the terms and conditions of a Semi Sale or a Semi Spin, as applicable, and the terms generally applicable, set forth on Schedule 1.5(a). In the event the parties hereto disagree as to whether or not the terms and conditions of a Semi Disposition materially deviate from the terms and conditions set forth on Schedule 1.5(a) or in the event the parties hereto disagree on the amount of cash to be reserved for the Semi Sale Taxes (as defined in Section 1.5(b)), either party shall be entitled to submit such dispute or disagreement for final and binding determination to a mutually acceptable third-party arbitrator, such determination to be made within ten (10) days of the submission to such arbitrator by either party. If the parties are unable to mutually agree upon an arbitrator within one week of a party's notification to the other party of its desire to arbitrate such a dispute, then each party shall have one week to select an arbitrator and such two arbitrators shall have one week to select a third arbitrator who shall have final authority to resolve such dispute within ten (10) days of such arbitrator's selection based upon the terms and conditions set forth on Schedule 1.5(a). The parties shall share equally in the fees and expenses of such arbitrators, and such fees and expenses shall be paid by the parties prior to the Effective Time.

     (b) The "Semiconductor Business" shall consist of the assets and liabilities set forth on Schedule 1.5(b). The "SEMI SALE CONSIDERATION" shall equal the quotient of (i) the Semi Sale Purchase Price less the sum of (A) all expenses attributable to the sale of the Semiconductor Business and (B) the Semi Sale Taxes and (ii) the sum of (a) the number of shares of Common Stock outstanding immediately prior to consummation of the Semi Sale, (b) the number of shares of Common Stock underlying options to purchase Common Stock that are vested immediately prior to consummation of the Semi Sale ("VESTED OPTIONS"),
(c) the number of shares of Common Stock underlying Options not constituting Vested Options that are issued to Continuing Employees, and (d) the number of shares of Common Stock underlying the Company's 5 7/8% Convertible Subordinate Notes ("CONVERTIBLE NOTES") outstanding immediately prior to the consummation of the Semi Sale. The "SEMI SALE PURCHASE PRICE" shall equal the aggregate purchase price for the Semiconductor Business payable to the Company or any of its Subsidiaries in the Semi Sale, including any contingent consideration and any consideration subject to escrow, holdback or indemnification provisions of the Semi Sale, but excluding amounts payable with respect to, or reserved for payment with respect to, options issued to employees of the Semiconductor Business that are not vested as of the Effective Time. The "SEMI SALE TAXES" shall equal the income and other Taxes (as defined in Section 3.11(b)) incurred and to be incurred by Parent, the Company or any affiliates thereof in connection with the Semi Sale and the distribution of the Semi Sale Consideration pursuant to the Merger. For purposes of determining the amount of the Semi Sale Taxes that are based on net income, there shall be deducted from the "amount realized" from the Semi Sale (or corresponding amount as determined for state, local or foreign income Tax purposes), without duplication, (i) the tax basis of the cash and other assets recognized as assets of the Semiconductor Business pursuant to Schedules 1.5(a) and 1.5(b) (but only to the extent such cash and other assets are transferred to the Semi Purchaser), (ii) capitalized expenses of the Company that both reduce the income tax liability of the Company and are attributable to the sale within the meaning of clause (i)(A) of the second sentence of this
Section 1.5(b), (iii) the amount of any deductions accrued on or prior to the Closing Date attributable to the exercise of Company options after the date hereof and on or prior to the Closing Date (provided that deductions that reduce Semi Sale Taxes pursuant to this paragraph shall not also reduce other Company taxable income, and assuming for the purposes of this subsection that a "disqualifying disposition" occurs with respect to 80% of all Company options that are "incentive stock options" under Section 422 of the Code that are exercised on or prior to the Closing Date) and (iv) any other currently deductible items of the Company attributable to the sale within the meaning of clause (i)(A) of the second sentence of this Section 1.5(b). For purposes of this paragraph, expenses related to the disposition of Semi incurred or accrued by the end of the Closing Date shall not be treated as allocated to Semi's tax period beginning on the day after Closing Date under Treas. Reg. Section 1.1502-76(b)(1)(ii)(B). The Company and Parent shall mutually determine the amount of the Semi Sale Taxes prior to the Closing Date. If the Company and Parent fail to reach an agreement within one (1) week prior to the scheduled Closing Date, either party shall be entitled to submit the matter to a mutually acceptable third-party arbitrator. If the parties are unable to mutually agree upon an arbitrator within one (1) week of a party's notification to the other party of its desire to arbitrate such a dispute, then each party shall have one
(1) week to select an arbitrator and such two arbitrators shall have ten (10) days to select a third arbitrator who shall have final authority to resolve such dispute within ten (10) days of such arbitrator's selection, but before the Closing Date. The parties shall share equally in the fees and expenses of such arbitrators, and such fees and expenses shall be paid by the parties prior to the Effective Time.

     SECTION 1.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holder thereof is entitled pursuant to this Article I.

     SECTION 1.7 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of Closing, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

     SECTION 1.8 Possible Alternative Structure. In the event that Parent or the Company reasonably determines prior to the Effective Time that (i) there is a material possibility that the transactions contemplated by this Agreement will not constitute a "reorganization" within the meaning of Section 368(a) of the Code, (ii) there is a material possibility that the Merger will result in a material corporate level Tax, or (iii) there are material Tax benefits available if the transactions contemplated by this Agreement are restructured, such party may request that the structure of the acquisition of the Company contemplated by this Agreement be altered in a manner so as to permit (i) the transactions contemplated by this Agreement to qualify as a reorganization under Section 368 of the Code or a transfer under Section 351 of the Code, (ii) the avoidance of such material corporate-level Tax, or (iii) the achievement of such Tax benefits as applicable. In any case, corresponding changes to this Agreement shall be made consistent with such structure but without any material adverse change in the economic consequences to Parent, the Company or their respective stockholders.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

     SECTION 2.2 By-Laws. The by-laws of Parent in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the by-laws of such entity.

     SECTION 2.3  Officers and Directors.

     (a) From and after the Effective Time, the officers of Parent at the Effective Time shall be the officers of the Surviving Corporation, with the following additions and exceptions: Tom Lookabaugh, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

     (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of six (6) members provided, further that the Board of Directors of Parent shall take all such action as may be necessary to cause to be appointed to the Board of Directors of the Surviving Corporation as of the Effective Time five (5) designees of Parent and one (1) designee of the Company, each of whom shall be nominated from the current directors of the Parent and the Company, designated in writing by the parties prior to the mailing of the Proxy Statement (defined in Section 5.3(c) hereof).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Parent, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY DISCLOSURE SCHEDULE") as follows:

     SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole (assuming consummation of the Semi Disposition), provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (b) changes affecting the telecommunications equipment industry generally, (c) changes affecting the United States economy generally, or (d) stockholders class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the by-laws of the Company as currently in effect.

     SECTION 3.2  Corporate Authorization.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) Under applicable law, the Certificate of Incorporation and the rules of the NASDAQ, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, is the vote required to approve the Merger, adopt this Agreement and, if applicable, approve the Semi Sale.

     SECTION 3.3  Consents and Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection
(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

     SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $ 0.001 per share (the "PREFERRED STOCK"). As of September 30, 1999, there were (i) 40,476,647 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 30, 1999, there were outstanding options to purchase 14,475,268 shares of Common Stock. Except as set forth in this Section 3.4, for the Convertible Notes and for changes since September 30, 1999, resulting from the exercise of options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and
(iv) no equity equivalent interest in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

     SECTION 3.5  Subsidiaries.

     (a) Each Subsidiary of the Company (each, a "COMPANY SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Company Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, preemptive rights, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.6 SEC Documents. The Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since January 1, 1998 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.7  Financial Statements.

     (a) The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     (b) The unaudited financial statements of the Company (assuming consummation of the Semi Disposition) for the nine-month period ended September 30, 1999 and attached to Schedule 3.7(b) of the Company Disclosure Schedule (including any notes and schedules thereto) (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except as permitted by the rules and regulations of the SEC) during the period involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries (assuming consummation of the Semi Disposition) as of the date thereof and the consolidated results of their operations and cash flows for the period then ended (subject to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 3.8 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents filed through the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.9  Joint Proxy Statement; Form S-4.

     (a) None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the stockholders of the Company or the stockholders of Parent and at the time of the Special Meeting (as defined in Section 5.3(a)) or the Parent Special Meeting (as defined in Section 5.3(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent based on information supplied by Parent for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent based on information supplied by Parent for inclusion in the Proxy Statement.

     (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of Parent Shares by reason of the transactions contemplated by this Agreement (such registration statement, as it may be amended or supplemented, is herein referred to as the "FORM S-4") will, with respect to information relating to the

Company, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.10 Absence of Material Adverse Changes, Etc. Since June 30, 1999, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in the Company SEC Documents filed by the Company through the date hereof or as contemplated by this Agreement, since June 30, 1999, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

          (b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company;

          (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

          (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into,
     (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business;

          (f) issuance of Company Securities other than pursuant to options outstanding as of June 30, 1999 and the issuance of options after such date in the ordinary course of business and upon the conversion of the Convertible Notes (and the issuance of Company Securities pursuant thereto);

          (g) acquisition or disposition of assets material to the Company and its Subsidiaries (assuming consummation of the Semi Disposition), except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business where the aggregate cost of all such acquisitions and dispositions does not exceed $10,000,000), or any merger or consolidation with any third party, by the Company or any Subsidiary;

          (h) entry by the Company into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

          (i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 3.11  Taxes.

     (a)(1) All Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member ("COMPANY GROUP MEMBERS") have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein, (2) the Company, its Subsidiaries, and Company Group Members have timely paid all Taxes (as defined below) that have become due or payable and have adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, refund, claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group Member and none of the above has knowledge that any such action or proceeding is being contemplated, (4) neither the Company, any Subsidiary of the Company nor any Company Group Member has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open; (5) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group Member with respect to completed and settled examinations or concluded litigation have been paid; (6) neither the Company, any Subsidiary of the Company nor any Company Group Member is a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (7) the Company, each of its Subsidiaries, and each Company Group Member has complied in all material respects with all rules and regulations relating to the withholding of Taxes;
(8) neither the Company, any Subsidiary, nor any Company Group Member is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company, any Subsidiary, or any Company Group Member in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code; (9) neither the Company, any Subsidiary, nor any Company Group Member has made any payments since December 31, 1998, and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of Section 162(m) of the Code; and (10) the liabilities of the Company will not exceed the adjusted basis of the assets of the Company, in each case as determined for federal income tax purposes immediately prior to the Effective Time.

     (b) For purposes of this Agreement, (i) "TAXES" means (A) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, and (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (ii) "TAX RETURN" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12  Employee Benefit Plans.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "PLANS".

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

     (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (e) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (g) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law.

     (i) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.12(i) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

     (j) Each Plan can be amended prospectively or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

     (k) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

     (l) No Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

     (m) No ERISA pension plan has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Company has never sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

     The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and the Company has not incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

     (n) The Company neither maintains nor participates in any Voluntary Employees' Beneficiary Association ("VEBA"), under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     (o) The Company does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six (6) years immediately preceding the date of this Agreement.

     SECTION 3.13  Litigation; Compliance with Laws.

     (a) Except as set forth in the Company SEC Documents filed through the date of this Agreement or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14 Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's employees or any of its Subsidiaries is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any of its Subsidiaries, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.15 Certain Contracts and Arrangements. Each material contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.16  Environmental Matters.

     (a) The following definitions apply to Section 3.16 and Section 4.16. (i) "CLEANUP" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment;
(B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or
(B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

     (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

     (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

     (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     (b) (i) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 1998 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Company Material Adverse Effect.

     (iii) There are no present or, to the knowledge of the Company, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (iv) Neither the Company nor any of its Subsidiaries is subject to any indemnity or other agreement relating to liability under any Environmental Laws or relating to Hazardous Materials.

     (v) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

     SECTION 3.17  Intellectual Property.

     (a) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted (assuming consummation of the Semi Disposition). All Company Registered Intellectual Property has been identified on Schedule 3.17(a) "COMPANY REGISTERED INTELLECTUAL PROPERTY" includes a list of United States, international and foreign (i) patents and patent applications,
(ii) registered trademarks and trademark applications, and (iii) registered copyright applications, in each case owned by the Company and its Subsidiaries (assuming consummation of the Semi Disposition).

     (b) To the knowledge of the Company: (i) all of the registrations, including patents, relating to material Intellectual Property owned by the Company and its Subsidiaries (assuming consummation of the Semi Disposition) are subsisting and unexpired, free of all liens or encumbrances, have not been abandoned; (ii) the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights (assuming consummation of the Semi Disposition) in and to, any Intellectual Property owned by the Company (assuming consummation of the Semi Disposition) in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights (assuming consummation of the Semi Disposition) in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) For purposes of this Agreement "INTELLECTUAL PROPERTY" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (w)(1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (x) patents and invention disclosures; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

     (d) To the knowledge of the Company, the Company and its Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other Person in breach of any agreement to which the Company or any of its Subsidiaries is subject or in violation of any civil or criminal law.

     (e) The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

     (f) To the knowledge of the Company, all employees of the Company and its Subsidiaries have executed written agreements with the Company or its Subsidiaries that assign to the Company or its Subsidiaries all rights to inventions improvements, discoveries or information relating to the business of the Company and its Subsidiaries. To the Company's knowledge, no employee of the Company or its Subsidiaries has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Company or its Subsidiaries.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse First Boston Corporation ("CSFB") dated the date of the original agreement to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Exchange Ratio is fair from a financial point of view to the holders of Common Stock. A true and complete copy of such opinion will be delivered to Parent as soon as practicable.

     SECTION 3.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are advisable and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger.

     SECTION 3.20 Tax Treatment. Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 3.21 Finders' Fees. Except for CSFB (a true and correct copy of whose engagement agreement has been provided to Parent), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.22 Section 203 of the Delaware General Corporation Law. The Board of Directors of the Company has taken all actions so that (a) the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of

Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "PARENT DISCLOSURE SCHEDULE"), as follows:

     SECTION 4.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby, (b) changes affecting the telecommunications equipment industry generally, (c) changes affecting the United States economy generally or (d) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, constitute a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of Parent.

     SECTION 4.2 Authorization. Parent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent, enforceable against it in accordance with its terms.

     SECTION 4.3  Consents and Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws (or other governing or organizational documents) of Parent, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or the performance by it of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent to perform its obligations hereunder.

     SECTION 4.4 Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the "PARENT PREFERRED STOCK"). As of September 27, 1999 there were (i) 15,145,478 shares of Parent Common Stock issued and outstanding and (ii) no shares of Parent Preferred Stock issued and outstanding. All shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 27, 1999 there were outstanding Parent Options to purchase 1,910,974 shares of Parent Common Stock. Except as set forth in this Section 4.4 and except for changes since September 27, 1999 resulting from the exercise of Parent Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent,
(iii) no options, preemptive or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalent interest in the ownership or earnings of Parent or its Subsidiaries or other similar rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "PARENT SECURITIES"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. No Subsidiary of Parent owns any capital stock or other voting securities of Parent or the Company.

     SECTION 4.5  Subsidiaries.

     (a) Each Subsidiary of Parent (each, a "PARENT SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Parent Material Adverse Effect. All Parent Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.5 of Parent Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by Parent or by a Subsidiary of Parent free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, preemptive rights, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring Parent or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of Parent.

     SECTION 4.6 SEC Documents. Parent has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since January 1, 1998 (the "PARENT SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.7 Financial Statements. The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (a) were prepared from the books and records of Parent and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (d) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 4.8 Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Documents filed through the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.9  Proxy Statement; Form S-4.

     (a) None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the stockholders of the Company or the stockholders of Parent and at the time of the Special Meeting or the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to statements made or omitted in the Proxy Statement relating to the Company based on information supplied by the Company for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to the statements made or omitted in the Proxy Statement relating to the Company based on information supplied by the Company for inclusion in the Proxy Statement.

     (b) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 will, with respect to information relating to Parent, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Absence of Material Adverse Changes, Etc. Since June 30, 1999, there has not been a Parent Material Adverse Effect. Without limiting the foregoing, except as disclosed in Parent SEC Documents filed by Parent through the date hereof or as contemplated by this Agreement, since June 30, 1999, (i) Parent and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Subsidiary (other than any wholly-owned Subsidiary) of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or of any Company Securities;

          (b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, Parent or any Subsidiary (other than any wholly-owned Subsidiary) of Parent;

          (c) any incurrence, assumption or guarantee by Parent or any Subsidiary of Parent of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

          (d) any change in any method of accounting or accounting practice by Parent or any Subsidiary of Parent, except for any such change required by reason of a change in GAAP;

          (e) issuance of Parent Securities other than pursuant to options outstanding as of June 30, 1999 and the issuance of options after such date in the ordinary course of business (and the issuance of securities pursuant thereto);

          (f) acquisition or disposition of assets material to Parent and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business where the aggregate cost of all such acquisitions and dispositions does not exceed $10,000,000), or any merger or consolidation with any third party, by Parent or any Subsidiary;

          (g) entry by Parent into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

          (h) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 4.11  Taxes.

     (1) All Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is or has been a member ("PARENT GROUP MEMBERS") have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein, (2) Parent, its Subsidiaries and Parent Group Members have timely paid all Taxes (as defined below) that have become due or payable and have adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, refund claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group Member and none of the above has knowledge that of any such action or proceeding is being contemplated;
(4) neither Parent, any Subsidiary of Parent nor any Parent Group Member has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open; (5) all assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group Member with respect to completed and settled examinations or concluded litigation have been paid; (6) neither Parent, any Subsidiary of Parent nor any Parent Group Member is a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (7) Parent, each of its Subsidiaries, and each Parent Group Member has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

     SECTION 4.12  Employee Benefit Plans.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 4.12(a) of Parent Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated, that together with Parent would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Parent or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of Parent or any Subsidiary of Parent. The plans, funds, programs, agreements and arrangements listed on
Schedule 4.12(a) of the Parent Disclosure Schedule are referred to herein collectively as the "PARENT PLANS".

     (b) With respect to each Parent Plan, Parent has heretofore delivered or made available to the Company true and complete copies of the Parent Plan and any amendments thereto (or if the Parent Plan is not a written plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Parent Plan intended to qualify under section 401 of the Code.

     (c) No liability under Title IV or section 302 of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) Each Parent Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (e) Each Parent Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Parent Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (f) No Parent Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (g) There are no pending, or to the knowledge of Parent, threatened or anticipated, claims that would reasonably be expected to have a Parent Material Adverse Effect by or on behalf of any Parent Plan, by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits).

     (h) To the knowledge of Parent, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Schedule 4.12(i) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

     (i) Each Plan can be amended prospectively or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

     (j) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

     (k) No Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

     (l) No ERISA pension plan has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") and Parent has never sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

     The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and Parent has not incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

     (m) Parent neither maintains nor participates in any Voluntary Employees' Beneficiary Association ("VEBA"), under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     (n) Parent does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

     SECTION 4.13  Litigation; Compliance with Laws.

     (a) Except as set forth in either the Parent SEC Documents filed through the date of this Agreement or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

     (b) Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All Permits required to conduct the business of Parent and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.14 Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Parent, threatened against Parent; (ii) to the knowledge of Parent, no union organizing campaign with respect to Parent's employees is underway; (iii) there is no unfair labor practice charge or complaint against Parent pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of Parent, no charges with respect to or relating to Parent are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of Parent, except for such exceptions to the foregoing clauses (i) through (vi) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.15 Certain Contracts and Arrangements. Each material contract or agreement to which Parent or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Parent or any of its

Subsidiaries, or, to the knowledge of Parent, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.16  Environmental Matters.

     (a)(i) To the knowledge of Parent, Parent and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 1998 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that Parent or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (ii) There is no Environmental Claim pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Parent Material Adverse Effect.

     (iii) There are no present or, to the knowledge of Parent, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (iv) Neither the Parent nor any of its Subsidiaries is subject to any indemnity or other agreement relating to liability under any Environmental Laws or relating to Hazardous Materials.

     SECTION 4.17  Intellectual Property.

     (a) To the knowledge of Parent, Parent and its Subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for Parent and its Subsidiaries to conduct their business as it is currently conducted.

     (b) To the knowledge of Parent: (i) all of the registrations, including patent registrations, relating to material Intellectual Property owned by Parent and its Subsidiaries are subsisting and unexpired, free of all liens or encumbrances, have not been abandoned; (ii) Parent does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property owned by Parent in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iv) Parent has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) To the knowledge of the Parent, the Parent and its Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other Person in breach of any agreement to which the Parent is subject or in violation of any civil or criminal law.

     (d) The Parent has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

     (e) To the knowledge of the Parent, all employees of the Parent have executed written agreements with the Parent that assign to the Parent all rights to inventions improvements, discoveries or information relating to the business of the Parent. To the Parent's knowledge, no employee of the Parent has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Parent.

     SECTION 4.18 Opinion of Financial Advisor. Parent has received the opinion of Warburg Dillon Read to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to Parent. A true and complete copy of such opinion will be delivered to the Company as soon as practicable.

     SECTION 4.19 Board Recommendation. The Board of Directors of Parent, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of Parent; and (ii) resolved to recommend that the shareholders of Parent approve the Share Issuance.

     SECTION 4.20 Tax Treatment. Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 4.21 Finders' Fees. Except for Warburg Dillon Read (a true and correct copy of whose engagement agreement has been provided to the Company), whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 4.22 Section 203 of the Delaware General Corporation Law. The Board of Directors of Parent has taken all actions so that (a) the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     SECTION 5.1 Conduct of the Business of the Company. From the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, including in connection with the Semi Disposition, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement, including in connection with the Semi Disposition, the Company will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied, or (ii) make the representations and warranties set forth in Section 3.10 false. In addition, from the date hereof until the Effective time, except as expressly contemplated or allowed by this Agreement, including in connection with the Semi Disposition, the Company shall not, and shall not permit its Subsidiaries to accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options outstanding on the date of this Agreement.

     SECTION 5.2 Conduct of the Business of Parent. From the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Parent and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Parent will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.2(b) not to be satisfied or
(ii) make the representations and warranties set forth in Section 4.10 false.

     SECTION 5.3  Stockholders' Meetings; Proxy Material.

     (a) Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of the Company duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, the Merger, and, to the extent required by applicable law, the Semi Sale, if any (the "COMPANY APPROVAL MATTERS"). The Board of Directors of the Company shall recommend approval and adoption of this Agreement and approval of the Merger and the Semi Sale, if applicable, by the Company's stockholders; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith that a Superior Proposal (as defined in Section 5.5 hereof) has been made and (ii) it has determined in good faith, based on the advice of outside counsel, that the failure to withdraw, modify or change such recommendation would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

     (b) Subject to the last sentence of this Section 5.3(b), Parent shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of Parent duly call, give notice of, convene and hold a special meeting of its stockholders (the "PARENT SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, the Merger and the issuance of Parent Shares in connection with the transactions contemplated hereby (the "PARENT APPROVAL MATTERS"). The Board of Directors of Parent shall recommend approval and adoption of the Parent Approval Matters by Parent's stockholders.

     (c) Promptly following the date of this Agreement, the Company and Parent shall prepare a joint proxy statement relating to the Company Approval Matters and the Parent Approval Matters (the "PROXY STATEMENT"), and Parent shall prepare and file with the SEC, following resolution of any comments the SEC may have with respect to the Proxy Statement, the Form S-4, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. Parent and the Company shall each use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, and Parent will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

     (d) Each of the Company and Parent shall as promptly as practicable notify the other of the receipt of any comments from the SEC relating to the Proxy Statement. Each of Parent and the Company shall as promptly as practicable notify the other of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC relating to the Form S-4 and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by Parent and the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, the Form S-4 and any amendment or supplement thereto, shall be subject to the prior review of the other, and all mailings to the Company's and Parent's stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of the other party.

     SECTION 5.4 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Closing Date, each of the Company and Parent shall (i) give the other, its respective counsel, financial advisors, auditors and other's authorized representatives (collectively, "REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries, (ii) furnish to the other Representatives such financial and operating data and other information relating to such party, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct such party's employees, counsel and financial advisors to cooperate with the other in its investigation of the business of such party and its Subsidiaries; provided that any information and documents received by the other party or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated July 29, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof until the Effective Time.

     SECTION 5.5 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company and its Subsidiaries shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause their respective officers, directors, advisors (including its financial advisors, attorneys and accountants), representatives or other agents not to, directly or indirectly,
(a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter) or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person or group (other than Parent or any designees of Parent) concerning any Acquisition Proposal provided, however, that if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant, acting only after consultation with WSGR (or other legal counsel of nationally recognized standing) that the failure to do so would be a breach of its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to an Acquisition Proposal that was not solicited and that the Board of Directors of the Company determines, based upon the advice of CSFB (or another financial advisor of nationally recognized standing), is from a Person or group other than the Parent or its affiliates that is capable of consummating a Superior Proposal (as defined hereafter) and only for so long as the Board of Directors so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information to any such Person or group only pursuant to a confidentiality agreement substantially in the same form as was executed by Parent prior to the execution of this Agreement and only if copies of such information are concurrently provided to Parent, and (ii) participate in discussions and negotiations regarding such proposal or offer. The Company shall promptly (and in any event within one business day after becoming aware thereof)
(i) notify Parent in the event the Company or any of its Subsidiaries or other affiliates or any of their respective officers, directors, employees and agents receives any Acquisition Proposal, including the material terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Acquisition Proposal, (ii) provide a copy of any written agreements, proposals or other materials the Company receives from any such Person or group (or its representatives), (iii) provide Parent with copies of all information furnished to any such Person or group pursuant to clause (i) of the preceding sentence if such information has not been previously furnished to Parent and (iv) notify Parent of any material changes or developments with respect to any of the matters described in clauses (i) or (ii). For purposes of this Agreement, "ACQUISITION PROPOSAL" with respect to a Person means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving such Person or the acquisition or purchase of over 50% or more of any class of equity securities of such Person, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of such Person, or a substantial portion of the assets of, such Person and its Subsidiaries taken as a whole (it being understood by the parties that the assets of the Company not constituting the Semiconductor Business are a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement (including the Semi Disposition). As used herein, a "SUPERIOR PROPOSAL" shall mean a bona fide Acquisition Proposal which in the reasonable good faith judgment of the Company's Board of Directors, based on such matters as it deems relevant, including in the case of clauses (i) and (ii) below the advice of the Company's financial advisor, (i) provides greater benefits to the Company's stockholders than those provided pursuant to this Agreement, (ii) provides that any financing required to consummate the transaction contemplated by the offer is either in the possession of the Person making such Acquisition Proposal or is likely to be obtained by such Person on a timely basis, and (iii) does not contain a "right of first refusal" or "right of first offer" with respect to any counter-proposal that Parent might make; provided, further, that the Board of Directors of the Company by a majority vote determines in its good faith judgment that such Acquisition Proposal is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal). Nothing contained in this Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

     SECTION 5.6  Director and Officer Liability.

     (a) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "INDEMNITEES") as provided in the Certificate of Incorporation or by-laws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

     (b) Subject to the terms and conditions set forth on Schedule 1.5(a), for six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     (c) The obligations of Parent and the Surviving Corporation under this
Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

     SECTION 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement and those set forth on Schedule 1.5(a), each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.8  Certain Filings.

     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

     (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

     (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

     (d) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.9  Comfort Letters.

     (a) The Company shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated not more than five (5) days prior to the date on which the Form S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement.

     (b) Parent shall use all reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter dated not more than five (5) days prior to the date on which the Form S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement.

     SECTION 5.10 Public Announcements. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

     SECTION 5.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

     SECTION 5.12  Employee Matters.

     (a) For a period of one year immediately following the date of the Closing, Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company at the Effective Time who continue to be employed by the Company as of the Effective Time and those other employees that Parent decides prior to the Effective Time, at its sole discretion, to retain (collectively "CONTINUING EMPLOYEES") coverage by benefit plans or arrangements that are, in the aggregate, substantially similar (including, with respect to eligibility requirements, exclusions and the employee portion of the cost of such benefit plans or arrangements) to those provided to the employees of the Company immediately prior to the date of the Closing.

     (b) Parent shall, and shall cause the Surviving Corporation and Parent's Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.12(a) of the Company Disclosure Schedule as to the Continuing Employees.

     SECTION 5.13  Tax-Free Reorganization Treatment.

     Each of Parent and the Company shall take all reasonable actions necessary to cause the Merger to qualify as a reorganization under the provisions of section 368(a) of the Code and to obtain the opinion of counsel referred to in Sections 6.2(d) and 6.3(d) hereof, and neither party will take any action inconsistent therewith.

     SECTION 5.14 Blue Sky Permits. Parent shall use commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

     SECTION 5.15 Listing. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in the Merger or upon exercise of Substitute Options or upon cancellation of Options to be listed on the NNM, subject to notice of official issuance thereof, prior to the Closing Date.

     SECTION 5.16 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company and Parent shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

     SECTION 5.17 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

     SECTION 5.18  Affiliate Letters.

     The Company shall, at least 45 days prior to the date of the Special Meeting, deliver to Parent a list reasonably satisfactory to Parent setting forth the names and addresses of all persons who at the time of the Special Meeting are, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as

Parent may reasonably request for the purpose of reviewing such list. The Company shall use commercially reasonable efforts to cause each person who is identified as an affiliate on such list to execute a written agreement at least 30 days prior to the date of the Special Meeting in the form of Exhibit B hereto (collectively, the "AFFILIATE AGREEMENTS").

     SECTION 5.19 Disposition of Semiconductor Business. The Company will use its commercially reasonable efforts to consummate the Semi Disposition and will inform Parent promptly, and in no event later than three business days after, material developments relating thereto. Parent will cooperate with the Company in its efforts to consummate the Semi Disposition including by (i) providing assistance with respect to any proxy or information statement required in connection with the Semi Disposition and including such proxy or information statement in the Proxy Statement and Form S-4 and (ii) cooperating in the filing of any tax election or Tax Returns required or deemed advisable by the Company, so long as such elections or Tax Returns do not materially adversely affect Parent.

     SECTION 5.20 Supply, License and Development Agreement. Each of the parties shall enter into an agreement at or prior to the Effective Time in the form attached hereto as Exhibit C.

     SECTION 5.21 Transitional Services Agreement. The Company and Parent will use commercially reasonable efforts to enter into a Transitional Services Agreement in connection with the proposed Semi Spin. Except for the items for which substantially all of the use is by or for the benefit of the DiviCom business, all infrastructure hardware and software (including, but not limited to, telecommunications, networks, servers, desktop computers and enterprise applications) shall be owned by Semiconductor. The Transition Services Agreement shall specify the support provided by Semiconductor to the DiviCom business during the transition period following the merger.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company and Parent to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) (i) This Agreement shall have been adopted, the Merger approved and the Semi Sale, if any, approved by the stockholders of the Company, and
     (ii) the Share Issuance shall have been approved by the stockholders of Parent, each in accordance with applicable law;

          (b) Any applicable waiting periods under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement;

          (d) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock following the Closing shall have been complied with;

          (e) The Parent Shares issuable in accordance with the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance;

          (f) The Semi Disposition shall have been consummated in accordance with the terms and provisions of Section 1.5(a) of this Agreement; and

          (g) All disputes and disagreements arising under Section 1.5(a) of this Agreement and any arbitration of such disputes and disagreements shall have been resolved or completed except to the extent such disputes or disagreements relate to Semi Spin Taxes and are anticipated to be resolved after the Merger.

     SECTION 6.2 Conditions to the Company's Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of Parent contained in Article IV hereof shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate do not constitute Parent Material Adverse Effect;

          (c) The Company shall have received certificates signed by the Chief Executive Officer of Parent, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived; and

          (d) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Company if Gibson, Dunn & Crutcher LLP renders such opinion to Company. The Company agrees to make such representations as may be requested by tax counsel in connection with the opinions referred to above and in Section 6.3(d).

     SECTION 6.3  Conditions to Parent's Obligations to Consummate the
Merger. The obligations of Parent to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of the Company contained in
     Article III hereof shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement, (ii) for such failures to be true and correct which in the aggregate do not constitute a Company Material Adverse Effect and (iii) for such failures to be true and correct which relate solely to the Semiconductor Business.

          (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

          (d) Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code provided, however, that if Gibson, Dunn & Crutcher LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Parent. Parent agrees to make such representations as may be requested by tax counsel in connection with the opinions referred to above and in Section 6.2(d); and

          (e) The Company shall have redeemed or defeased all of the outstanding Convertible Notes.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company and Parent have obtained stockholder approval:

          (a) by the mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by May 31, 2000, or such other date, if any, as the Company and Parent shall agree upon; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (d) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its approval or recommendation of the Company Approval Matters, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or
     (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (e) by either the Company or Parent, if (i) the approval of the stockholders of the Company of the Company Approval Matters or (ii) the approval of the stockholders of Parent of the Parent Approval Matters shall not have been obtained at a duly held meeting of stockholders of the Company or Parent, respectively, or any adjournment thereof;

          (f) by the Company, for the purpose of accepting a Superior Proposal, so long as the adoption of this Agreement and the approval of the Merger by the Company's stockholders at the Special Meeting shall not have been obtained prior to such termination;

          (g) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent set forth in this Agreement or if any representations or warranties of Parent shall have become untrue, such that the conditions set forth in Section 6.2(b) would be incapable of being satisfied by May 31, 2000, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent of any of its covenants or agreements hereunder having, in the aggregate, a Parent Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the Merger, and Parent has not cured such breach within thirty (30) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or

          (h) by Parent if (i) there shall have been a breach of any representations or warranties on the part of the Company or any of its Subsidiaries set forth in this Agreement or if any representations or warranties of the Company or any of its Subsidiaries shall have become untrue, such that the conditions set forth in Section 6.3(b) would be incapable of being satisfied by May 31, 2000, provided that Parent has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company or any of its Subsidiaries of one or more of its respective covenants or agreements hereunder having, in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the Merger, and the Company has not cured such breach within thirty (30) business days after notice by Parent thereof, provided that Parent has not breached any of its obligations hereunder in any material respect.

     The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

     SECTION 7.2 Effect of Termination. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any fee pursuant to Section 7.3 hereof), if this Agreement is terminated pursuant to
Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the provision of Section 5.4 hereof shall survive the termination hereof.

     SECTION 7.3  Fees.

     (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $50,000,000 (the "TERMINATION FEE") if:

          (i) this Agreement is terminated by Parent pursuant to Section 7.1(d) hereof, other than a termination pursuant to Section 7.1(d)(i) either (A) after the occurrence of a Parent Material Adverse Effect or (B) in the event the representations and warranties of Parent were not true in all material respects at the time of the withdrawal, modification or amendment referred to in such section;

          (ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e)(i) hereof, (B) at the time of such failure to so approve the Company Approval Matters there shall exist an Acquisition Proposal with respect to the Company that has not been publicly withdrawn and (C) within twelve months after such termination, the Company shall enter into a definitive agreement with respect to any Acquisition Proposal or the transaction contemplated by any Acquisition Proposal (an "ACQUISITION TRANSACTION") relating to the Company shall be consummated; or

          (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f) hereof.

     (b) Parent agrees to pay the Company in immediately available funds by wire transfer an amount equal to $50,000,000 if (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e)(ii) hereof, (B) at the time of such failure to so approve the Parent Approval Matters there shall exist an Acquisition Proposal with respect to Parent that has not been publicly withdrawn and (C) within twelve months after such termination, Parent shall enter into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Transaction relating to Parent shall be consummated.

     (c) The party required to pay a fee pursuant to this Section 7.3 (if all conditions thereto have been satisfied) shall pay such fee (i) prior to the termination of this Agreement by each party, (ii) not later than one business day after the termination of this Agreement by the other party or (iii) in the case of a fee payable pursuant to Section 7.3(a)(ii) or 7.3(b), at or prior to the consummation of the applicable Acquisition Transaction.

     (d) Except as provided otherwise in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

        If to the Company, to:

           C-Cube Microsystems Inc.
           1778 McCarthy Boulevard
           Milpitas, California 95035
           Fax: (408) 490-8402
           Attention: President

        with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304
           Fax: (650) 493-6811
           Attention: Larry Sonsini, Esq.
                      Steve Camahort, Esq.

        If to Parent, to:

           Harmonic Inc.
           549 Baltic Way
           Sunnyvale, California 94089
           Fax: (408) 542-2516
           Attention: President

        with a copy to:

           Gibson, Dunn & Crutcher LLP
           One Montgomery Street
           San Francisco, California 94104
           Fax: (415) 986-5309
           Attention: William Hudson, Esq.

     SECTION 8.2 Survival of Representations and Warranties. Except as otherwise provided herein or in any document contemplated hereby, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

     SECTION 8.3 Interpretation. References herein to the "knowledge" (and all variants and derivatives thereof) of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4 Amendments, Modification and Waiver. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          HARMONIC INC.

                                          By:    /s/ ROBIN N. DICKSON
                                          --------------------------------------
                                          Name: Robin N. Dickson
                                          Title: Chief Financial Officer

                                          C-CUBE MICROSYSTEMS INC.

                                          By:   /s/ ALEXANDRE BALKANSKI
                                          --------------------------------------
                                          Name: Alexandre Balkanski
                                          Title: Chief Executive Officer

                                SCHEDULE 1.5(A)

                        TERMS OF SEMI SPIN AND SEMI SALE

SEMI SPIN

     - On the Separation Date (as defined in Schedule 1.5(b)), the Company will execute and deliver the following agreements to implement the principles of this Schedule 1.5(a): an Assignment and Assumption Agreement, an Employee Matters Agreement, a Tax Sharing Agreement (which shall be subject to the approval of Parent, which shall not be unreasonably withheld or delayed), a Master Confidentiality and Non-Disclosure Agreement, an Indemnification and Insurance Matters Agreement, resignations of any appropriate employees, and such other agreements as the parties may agree are necessary or desirable.

     - The Company will agree to offer any transition services necessary for a reasonable period and for reasonable compensation.

     - The Company will use its reasonable best efforts with the reasonable cooperation of Parent to file a registration statement on the appropriate form with the SEC and to complete all other customary procedures affiliated with the public offering of securities with costs of such registration to be fully paid by the Company prior to the Effective Time.

     - The Company will use its reasonable best efforts with the reasonable cooperation of Parent to prepare an information statement as required by law, file it with the SEC and complete all other customary procedures affiliated with such information statement and all other actions necessary or desirable in order to effect the distribution of the Semiconductor Business securities to the appropriate holders with costs to be fully paid by the Company prior to the Effective Time.

     - The Tax Sharing Agreement will include, in addition to customary provisions regarding the allocation of responsibility for filing Tax Returns, paying Taxes, conducting Tax contests, and cooperating in Tax matters, provisions allocating the corporate Tax liability, if any, incurred as a direct result of the Semi Spin (and it shall be assumed solely for purposes of computing the amount of Semi Spin Taxes that 100% of Semi is being distributed to the shareholders of the Company, notwithstanding that a portion of the interests in Semi may be retained by the Company and transferred to Parent in the Merger) (the "SEMI SPIN TAXES") to Semi and provisions for establishing, prior to the Merger, a cash reserve to be used for the payment of such Taxes in a manner consistent with the principles set forth in this Schedule 1.5(a). For purposes of determining the amount of the Semi Spin Taxes that are based on net income, the value of Semi shall be equal to the total implied market capitalization of Semi determined by reference to the trading price of Semi on the date of distribution, unless the parties mutually agree in writing on an alternative value, and there shall be deducted from such value (without duplication): (i) the tax basis of the stock of Semi (or, if Semi is distributed in a transaction treated as an asset transfer for applicable income tax purposes, cash and other assets recognized as assets of the Semiconductor Business pursuant to this
       Schedule 1.5(a) and Schedule 1.5(b) (but only to the extent such cash andother assets are transferred to Semi, reduced by liabilities properly taken into account under applicable law in determining the "amount realized" from such distribution), (ii) capitalized expenses of the Company that both reduce the income tax liability of the Company and are attributable to the Semi Spin, (iii) the amount of any deductions accrued on or prior to the Closing Date attributable to the exercise of Company options after the date hereof and on or prior to the Closing Date (provided that deductions that reduce Semi Spin Taxes pursuant to this paragraph shall not also reduce other Company taxable income, and assuming for the purposes of this subsection that a "disqualifying disposition" occurs with respect to 80% of all Company options that are "incentive stock options" under Section 422 of the Code that are exercised on or prior to the Closing Date) and (iv) any other deductible items of the Company attributable to the Semi Spin. For purposes of this paragraph, expenses related to the disposition of Semi incurred or accrued by the end of the Closing Date shall not be treated as allocated to Semi's tax period beginning on the day after

       Closing Date under Treas. Reg. Section 1.1502-76(b)(1)(ii)(B). The Tax Sharing Agreement shall provide for the Company to calculate the Semi Spin Taxes and submit the calculation to Parent for review no later than 20 days after the Semi Spin. In the event that Parent disagrees with the Company as to the amount of the Semi Spin Taxes, Parent shall notify the Company no later than 20 days after the Company submits its calculations of Semi Spin Taxes to Parent and the Company and Parent shall discuss the computation of the Semi Spin Taxes in a good faith effort to reach an agreement as to the amount of the Semi Spin Taxes. If the Company and Parent fail to reach an agreement by the day which is 60 days after the Semi Spin, either party shall be entitled to submit the matter to a mutually acceptable third-party arbitrator. If the parties are unable to mutually agree upon an arbitrator within one week of a party's notification to the other party of its desire to arbitrate such a dispute, then each party shall have one week to select an arbitrator and such two arbitrators shall have one week to select a third arbitrator who shall have final authority to resolve such dispute within twenty days of such arbitrator's selection. The parties shall share equally in the fees and expenses of such arbitrators.

     - The Tax Sharing Agreement shall also provide for the payment of additional amounts by Semi to Parent in the event that later events demonstrate that the amount of the Semi Spin Taxes is greater than originally calculated and it shall provide for the payment of additional amounts by Parent to Semi in the event that later events demonstrate that the amount of the Semi Spin Taxes is less than originally calculated, with such payments to be determined in a manner consistent with the principles set forth in Schedule 1.5(a). With respect to such additional amounts, the Tax Sharing Agreement shall include dispute resolution provisions comparable to those described in the preceding paragraph. The Tax Sharing Agreement shall clarify that similar additional amounts shall not be paid in respect of Pre-Semi Disposition Taxes (as defined below) not attributable to the Semiconductor Business.

SEMI SALE

     - The Company and the Semi Purchaser will exchange customary covenants including to: execute and deliver any additional agreements as necessary; execute and deliver all necessary instruments of transfer, conveyance, assignment, etc.; enter into any necessary interim service level or other agreements; exchange information as necessary for judicial, regulatoryor administrative requirements; hold all information of the other party confidential; use reasonable efforts to cause the Semiconductor Business practice to continue business in the ordinary course; and use reasonable best efforts to obtain all necessary governmental approvals.

     - The Company and, to the extent customary and appropriate in light of the form of the Semi Sale Purchase Price, the Semi Purchaser will provide customary representations and warranties such as: organization and qualification; no conflict, government consents; financial information; no undisclosed liabilities; receivables; suppliers; Y2K readiness; litigation; compliance with laws; absence of certain changes; permits and licenses; environmental matters; material contracts; intellectual property; real property; employee benefits matters and the like.

     - Semi Purchaser will agree that either (i) the representations and warranties provided by the Company in connection with the Semi Sale do not survive after the consummation of such Semi Sale and no further indemnification or escrow relating to the breach of such representations or warranties survives or (ii) an amount to be determined by the Semi Purchaser will be escrowed to cover any and all liabilities arising from such representations and warranties.

     - The Company shall not distribute or otherwise transfer any proceeds from the Semi Sale to the Company's security holders except in the manner contemplated by this Agreement.

GENERALLY APPLICABLE

     - The agreement for the Semi Disposition will provide terms so that the Surviving Corporation shall not assume or be responsible for and shall be indemnified by a financially viable entity for any

       Semiconductor Business Liability (as defined in Schedule 1.5(b)), including, but not limited to, the Semi Sale Taxes and obligations to make severance payments to employees of the Semiconductor Business.

     - The Surviving Corporation will also not assume or be responsible for and shall be indemnified by a financially viable entity for any liability with respect to any severance payments and related liabilities arising out of any termination of non Continuing Employees.

     - The Semi Disposition will include terms intended to maintain to the extent practicable the value of stock options currently held by the Semiconductor Business employees including, without limitation, possible acceleration or additional grants of options.

     - On or around the Separation Date, the Company will provide the Semiconductor Business with the Company's cash reserves excluding the sum of (i) the sixty million dollars ($60,000,000) due Parent, (ii) any amount necessary to pay all Taxes of the Company and its Subsidiaries accrued through the date of the Semi Disposition but not including Semi Sale Taxes or Semi Spin Taxes (the "Pre-Semi Disposition Taxes"), (iii) cash in an amount sufficient to pay the fees and expenses associated with the transactions contemplated by this Agreement, including, but not limited to, the fees and expenses of the Company's investment bankers, attorneys, accountants and other professional advisors, (iv) cash in an amount sufficient to pay the Semi Sale Taxes or the Semi Spin Taxes as the case may be, and (v) cash in an amount sufficient to make all severance payments to any employee of the Company who is not a Continuing Employee nor an employee of the Semiconductor Business (the "Retained Cash"). It shall be a condition to the Semi Disposition that the Company have cash reserves no less than the sum of the amount specified in clauses (i) through (v).

     - Notwithstanding anything in this Agreement or Schedule 1.5 to the contrary, to the extent that the amount provided by the Company to the Semiconductor Business has been reduced on account of certain liabilities under clauses (ii) through (v) of the preceding paragraph, such liabilities shall not be treated as Semiconductor Business Liabilities.

                                SCHEDULE 1.5(B)

                ASSETS/LIABILITIES OF THE SEMICONDUCTOR BUSINESS

     1. SEMI ASSETS. Except as otherwise provided in any express agreement of the Company and Parent, the following assets (the "ASSETS") shall be recognized as assets of the Semiconductor Business and shall be sold or transferred pursuant to Section 1.5(a) of the Agreement:

          (a) all assets reflected in the unaudited consolidated balance sheet (including notes thereto) of the Semiconductor Business as of September 30, 1999 attached hereto as Annex 1.5(b)-1 (the "BALANCE SHEET"), subject to any dispositions of such Assets subsequent to the date of such Balance Sheet;

          (b) all assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Balance Sheet in accordance with the principles and accounting policies under which the Balance Sheet was prepared;

          (c) all assets acquired by the Company or its Subsidiaries after the date of the Balance Sheet that would be reflected in the consolidated balance sheet of the Semiconductor Business as of the effective date and time of each transfer of property, assumption of liability, license, undertaking, or other agreement in connection with the Semi Disposition (the "SEPARATION DATE") if such consolidated balance sheet was prepared at the time of the Semi Disposition using the same principles and accounting policies under which the Balance Sheet was prepared;

          (d) all assets that are used primarily by the Semiconductor Business at the Separation Date but are not reflected in the Balance Sheet due to mistake or unintentional omission;

          (e) all claims or other rights of the Company or the Semiconductor Business that primarily relates to the Semiconductor Business, whenever arising, against any person or entity other than an officer, employee, director or consultant of the Semiconductor Business, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring as of the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other person or entity as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered an "SEMICONDUCTOR BUSINESS CONTINGENT GAIN" regardless of whether there was any action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a SemiconductorBusiness Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any insurance proceeds,
     (ii) any Excluded Assets (as defined below), (iii) any reversal of any litigation or other reserve, or (iv) any matters relating to Taxes which are governed by the Tax Sharing Agreement shall be deemed to be a Semiconductor Business Contingent Gain;

          (f) all contracts in which the Company is a party or by which it or any of its assets is bound whether or not in writing, except for any such contract or agreement that is contemplated to be retained by the Company because it relates primarily to the DiviCom business including:

             (i) all prepaid expenses, trade accounts and other accounts and notes receivables;

             (ii) all rights under contracts or agreement, all claims or rights against any person or entity arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

             (iii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

             (iv) all licenses, permits, approvals and authorization which have been issued by any governmental authority; and

             (v) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

          (g) all computers, desks, equipment (including equipment used for research and development) and other Assets used primarily by employees of the Company that will become employees of the Semiconductor Business in connection with the Semi Disposition;

          (h) to the extent permitted by law and subject to any agreement regarding indemnification and/ or insurance matters, all rights of the Semiconductor Business under any of the Company's insurance policies;

          (i) all assets that are expressly agreed by Parent and the Company to be Assets;

          (j) all (a) accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the Semiconductor Business that, as of the Separation Date, are payable by a third party to the Company or any of the Company's subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the accounts debtor withrespect thereto, and any proceeds of any of the foregoing and (b) other miscellaneous Assets for which an adjustment is made in the Balance Sheet;

          (k) the Company's rights in the trade and service marks and domain names incorporating or based on the name C-CUBE and any goodwill associated therewith; and

             (i) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements (other than the Retained Cash).

             EXCLUDED ASSETS. The following assets shall be excluded from the pool of the Semiconductor Business' Assets (the "EXCLUDED ASSETS"):

             (ii) the Company Registered Intellectual Property listed on the Disclosure Schedule; and

             (iii) any Assets that are expressly agreed by Parent and the Company to be Excluded Assets.

     2. THE SEMICONDUCTOR BUSINESS' LIABILITIES. For the purposes of this Agreement, "SEMICONDUCTOR BUSINESS LIABILITIES" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any express agreement of the parties:

          (a) all Liabilities reflected in the Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Balance Sheet;

          (b) all Liabilities of the Company or its Subsidiaries that arise after the date of the Balance Sheet that would be reflected in the consolidated balance sheet of the Semiconductor Business as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Balance Sheet was prepared;

          (c) all Liabilities that are related primarily to the Semiconductor Business at the Separation Date but are not reflected in the Balance Sheet due to mistake or unintentional omission;

          (d) any Liability of the Company or the Semiconductor Business that primarily relates to the Semiconductor Business, whenever arising, to any person or entity other than an officer, director, employee or consultant of the Semiconductor Business, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring on or before the Separation Date and (ii) the existence or scope of the obligation of a member of the officer, director, employee or consultant of the Semiconductor Business as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined) (the "SEMICONDUCTOR BUSINESS CONTINGENT LIABILITY"). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Semiconductor Business Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any person or entity to satisfy any obligation accrued under any employee stock option plan, stock purchase plan or the like as of the Separation Date, shall be deemed to be a Semiconductor Business Contingent Liability. For purposes of determining whether a claim relating to the Year 2000 problem is a Semiconductor Business Contingent Liability, claims relating to products shipped prior to the Separation Date shall be deemed to have arisen prior to the Separation Date.

          (e) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

             (i) the operation of the Semiconductor Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person or entity's authority));

             (ii) the operation of any business conducted by the Semiconductor Business at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person or entity's authority)); or

             (iii) any Semiconductor Business Assets;

          (f) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on Annex 1.5(b)-3; and

          (g) all Liabilities that are expressly agreed by Parent and the Company to be Semiconductor Business Liabilities, including fees and expenses of the Company incurred in connection with the Merger, and all agreements, obligations and Liabilities of the Semiconductor Business under the agreements governing the Semi Disposition.

          (h) all (i) accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the Semiconductor Business that as of the Separation Date are payable to a third party by the Company or any of the Company's subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the Company or any of the Company's Subsidiaries with respect thereto, and any obligations related to any of the foregoing and (ii) all employee compensation Liabilities relating to employees of the Semiconductor Business.

             EXCLUDED LIABILITIES. The following Liabilities shall be excluded from the pool of the Semiconductor Business' Liabilities, (the "EXCLUDED LIABILITIES"):

             (i) all Liabilities to the extent that (i) it is covered under the terms of the Company's insurance policies in effect prior to the Separation Date and (ii) the Semiconductor Business is not a named, insured under, or otherwise entitled to the benefits of, such insurance policies;

             (ii) all Liabilities for Pre-Semi Disposition Taxes not attributable to the Semiconductor Business; and

             (iii) all Liabilities that are expressly agreed by Parent and the Company to be Excluded Liabilities, and all agreements and obligations of the Company under the agreements governing the Semi Disposition.

                                 ANNEX 1.5(b)-1

                                PRESENTATION (A)

                       PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                     ASSETS

                                                             C-CUBE                                SEMICONDUCTOR
                                                        MICROSYSTEMS INC.    PRO FORMA               PRO FORMA
                                                           HISTORICAL       ADJUSTMENTS             AS ADJUSTED
                                                        -----------------   -----------            -------------
Current assets:
  Cash, equivalents and short-term investments........      $277,373         $(148,000)(1),(2),(3)   $129,373
  Accounts receivable, net of allowances..............        61,046           (52,504)(1)              8,542
  Inventories.........................................        12,373            (9,948)(1)              2,425
  Deferred income taxes...............................        11,723            (9,190)(1)(5)           2,533
  Other current assets................................        14,914            (6,174)(1)              8,740
                                                            --------         ---------               --------
          Total current assets........................       377,429          (225,816)               151,613
Property and equipment -- net.........................        33,881           (14,063)(1)             19,818
Production capacity rights............................         5,164                --                  5,164
Distribution rights -- net............................         1,359                --                  1,359
Purchased technology -- net...........................         5,139            (2,595)(1)              2,544
Other assets..........................................         1,995              (499)(1)              1,496
                                                            --------         ---------               --------
          Total.......................................      $424,967         $(242,973)              $181,994
                                                            ========         =========               ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................      $ 24,356         $ (11,592)(1)           $ 12,764
  Accrued liabilities.................................        31,195             9,385(1),(4)          40,580
  Income taxes payable................................        12,162            (6,649)(1)              5,513
  Deferred revenue....................................         5,537            (5,537)(1)                 --
  Current portion of long-term obligations............           368               (11)(1)                357
                                                            --------         ---------               --------
          Total current liabilities...................        73,618           (14,404)                59,214
Long-term obligations.................................        20,150               (48)(1)             20,102
Deferred income taxes.................................         3,230            (2,545)(1)                685
                                                            --------         ---------               --------
          Total liabilities...........................        96,998           (16,997)                89,001
                                                            --------         ---------               --------
Minority interest in subsidiary.......................           409                --                    409
Stockholders' equity:
  Preferred stock.....................................            --                --                     --
  Common stock........................................       270,932           254,000                524,932
  Accumulated other comprehensive loss................        (1,992)               27(1)              (1,965)
                                                                              (480,003)(1),(2),(3)
  Retained earnings (deficit).........................        58,620                  (4),(5)        (421,383)
                                                            --------         ---------               --------
          Total stockholders' equity..................       327,560          (225,976)               101,584
                                                            --------         ---------               --------
          Total.......................................      $424,967         $(242,973)              $181,994
                                                            ========         =========               ========

- ---------------
Two balance sheets have been presented to give effect to a range of possible results. Presentation (A) shows the estimated effect assuming a $975 million valuation of the semiconductor business. Presentation (B) shows the effect assuming a $1.1 billion valuation of the semiconductor business. The Company estimates that each additional $100 million in valuation will reduce cash and retained earnings by approximately $40 million. The Company has debt financing available should the evaluation of the semiconductor business exceed $1.1 billion.

     See notes to pro forma condensed balance sheet at F-55.

(A) Based on a $975 million valuation of the semiconductor business.

                                   ANNEX 1.5(B)-1

                                  PRESENTATION (B)

                   PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 SEPTEMBER 30, 1999

                                       ASSETS

                                                        C-CUBE                                     SEMICONDUCTOR
                                                  MICROSYSTEMS, INC.     PRO FORMA                   PRO FORMA
                                                      HISTORICAL        ADJUSTMENTS                 AS ADJUSTED
                                                  ------------------    -----------                -------------
Current assets:
  Cash, cash equivalents and short-term
     investments................................       $277,373          $(233,000)(1)(2)(3)         $  44,373
  Accounts receivable, net of allowances........         61,046            (52,504)(1)                   8,542
  Inventories...................................         12,373             (9,948)(1)                   2,425
  Deferred income taxes.........................         11,723             (9,190)(1)(5)                2,533
  Other current assets..........................         14,914             (6,174)(1)                   8,740
                                                       --------          ---------                   ---------
          Total current assets..................        377,429           (310,816)                     66,613
Property and equipment -- net...................         33,881            (14,063)(1)                  19,818
Production capacity rights......................          5,164                 --                       5,164
Distribution rights -- net......................          1,359                 --                       1,359
Purchased technology -- net.....................          5,139             (2,595)(1)                   2,544
Other assets....................................          1,995               (499)(1)                   1,496
                                                       --------          ---------                   ---------
          Total.................................       $424,967          $(327,973)                  $  96,994
                                                       ========          =========                   =========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................       $ 24,356          $ (11,592)(1)               $  12,764
  Accrued liabilities...........................         31,195              9,385(1)(4)                40,580
  Income taxes payable..........................         12,162             (6,649)(1)                   5,513
  Deferred revenue..............................          5,537             (5,537)(1)                      --
  Current portion of long-term obligations......            368                (11)(1)                     357
                                                       --------          ---------                   ---------
          Total current liabilities.............         73,618            (14,404)                     59,214
Long-term obligations...........................         20,150                (48)(1)                  20,102
Deferred income taxes...........................          3,230             (2,545)(1)                     685
                                                       --------          ---------                   ---------
          Total liabilities.....................         96,998            (16,997)                     80,001
                                                       --------          ---------                   ---------
Minority interest in subsidiary.................            409                 --                         409
Stockholders' equity:
  Preferred stock...............................             --                 --                          --
  Common stock..................................        270,932            254,000(2)                  524,932
  Accumulated other comprehensive loss..........         (1,992)                27(1)                   (1,965)
  Retained earnings (deficit)...................         58,620           (565,003)(1)(2)(3)(4)(5)    (506,383)
                                                       --------          ---------                   ---------
          Total stockholders' equity............        327,560           (310,976)                     16,584
                                                       --------          ---------                   ---------
          Total.................................       $424,967          $(327,973)                  $  96,994
                                                       ========          =========                   =========

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(B) Based on a $1.1 billion valuation of the Semiconductor business.